[Letterhead]


REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and
Board of Directors of
Hach Company:


We have reviewed the accompanying consolidated balance sheet of Hach Company and Subsidiaries as of August 1, 1998, and the related consolidated statements of income and retained earnings and cash flows for the quarters ended August 1, 1998 and August 2, 1997. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of the interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.



PRICEWATERHOUSECOOPERS LLP


Denver, Colorado
August 19, 1998